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                                                                 EXHIBIT 10.1.15


                  DESCRIPTION OF KEY EMPLOYEE RETENTION PROGRAM

         Because of the possibility of a change in control inherently faced by a public company, the Board of Directors of Telxon Corporation has determined it to be in the best interest of the Company and its stockholders that, in order to promote the retention and continued attention and dedication of key employees, and to minimize the detrimental effects on the Company and its stockholders from the departure or distraction of management, during the pendency of any proposed or attempted change in control, key employees be provided with the severance benefits described in the specimen agreement included as Exhibit 10.1.15.a to this Annual Report on Form 10-K. Accordingly, the Board of Directors has authorized the Company's Chief Executive Officer to select those key employees to whom such severance benefits should be extended so as to secure for the Company and its stockholders the benefits of their continued services under such circumstances, including their assessment and advice to the Board of Directors as to whether any proposed change in control would be in the best interests of the Company and its stockholders. Agreements in the form of Exhibit 10.1.15.a have been entered into with all of the Company's executive officers (other than the Company's President and Chief Executive Officer, Frank E. Brick, whose severance benefits in the event of a change of control are already established by his Employment Agreement included as Exhibit 10.1.9 to this Annual report on Form 10-K) and certain additional key employees of the Company.